Filed Pursuant to Rule 424(b)(3)

Registration No. 333-213101

PROSPECTUS

®

1,686,000 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 1,686,000 shares of our common stock by certain selling stockholders. We sold these shares of common stock and warrants to the selling stockholders in a private sale completed on July 8, 2016. The number of shares the selling stockholders may sell consists of 1,124,000 shares of common stock that are currently issued and outstanding and 562,000 shares of common stock that they may receive if they exercise their warrants. You can find more detailed information on the selling stockholders and the transactions in which they acquired our securities in the section entitled “Selling Stockholders” beginning on p. 9 of this prospectus.

We are not selling any shares of common stock and will not receive any proceeds from the sale of the shares under the prospectus.

Our common stock is quoted on the NASDAQ Capital Market, or NASDAQ, under the symbol “SEV.” The closing price of our common stock on August 23, 2016 was $10.22 per share.

The selling stockholders directly or indirectly through agents, brokers or dealers designated from time to time, may sell the shares of common stock offered hereby from time to time on terms to be determined at the time of sale. See “Plan of Distribution.” The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before buying our common stock. See “Incorporation by Reference” and “Available Information” on page 13 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 24, 2016.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	1
PROSPECTUS SUMMARY	2
RISK FACTORS	3
USE OF PROCEEDS	8
MARKET PRICE OF OUR COMMON STOCK	9
Selling Stockholders	9
Plan OF Distribution	11
LEGAL MATTERS	12
EXPERTS	12
AVAILABLE INFORMATION	13
INCORPORATION BY REFERENCE	13

You should rely only on the information that we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus.

(i)

ABOUT THIS PROSPECTUS

As used in this prospectus, “Sevcon,” “Company,” “we,” “us,” and “our” refer to Sevcon, Inc. and its subsidiaries.

This prospectus relates to the resale, from time to time, of up to 1,686,000 shares of our common stock, $0.10 par value per share, by the selling stockholders named in this prospectus under “Selling Stockholders.” Such shares consist of 1,124,000 shares of common stock that are currently issued and outstanding and 562,000 shares of common stock that the selling stockholders may receive if they exercise their warrants The selling stockholders may sell, transfer or otherwise dispose of their shares of common stock subject to the restrictions described under “Plan of Distribution.”

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”). We may add, update or change certain information included in this prospectus by means of a prospectus supplement. This prospectus is an offer to resell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Incorporation by Reference” and “Available Information” in this prospectus.

Unless otherwise stated, each reference to a year in this prospectus is to our fiscal year, which ends on September 30.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement that is not a statement of historical fact should be considered a forward-looking statement. We often use words or phrases of expectation or uncertainty like “believe,” “anticipate,” “plan,” “expect,” “intent,” “project,” “future,” “may,” “will,” “could,” “would” and similar words to help identify forward-looking statements. Examples of forward-looking statements include statements regarding our future financial results, operating results, business strategies, projected costs, product development or future sales, competitive positions and plans and objectives of management for future operations.

We have based these forward-looking statements on our current expectations and projections about future events. However, they are subject to various risks and uncertainties, many of which are outside our control. Important factors that could cause actual results to differ materially from those we anticipate include that we may not be able to successfully integrate and manage the newly acquired Bassi business; the Bassi acquisition may not further our business strategy or results as we expect; we may not be able to successfully complete the development of the controllers contracted by particular customers; the manufacturers may decide not to commence production after we have completed development work; the markets for the particular vehicles may not develop as the manufacturers hope; demand for our products fluctuates significantly because our traditional industrial markets are highly cyclical; the markets for on-road electric vehicles are still developing and are sensitive to disruption for a variety of reasons; our engineering resources may not be adequate to satisfy changing customer requirements; there is competitive pressure on our sales and pricing; we may not be able to recoup increases in material and other production costs in product pricing; the risk of adverse global economic, political and financial conditions, including that the economic instability caused by Britain’s changing role in the European Union or other factors may affect the pricing of our products and may cause customers to delay, decrease or cancel purchases; we are dependent on a few key suppliers and subcontractors for most components, sub-assemblies and finished products, and we may not be able to establish alternative sources of supply in time if supplies are interrupted; we have a small number of key customers whose loss would adversely affect our results; and the circumstances described under the caption “Risk Factors.” Accordingly, our actual results or financial condition could differ materially and adversely from those discussed in, or implied by, these forward-looking statements.

All later written and oral forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. Each forward-looking statement speaks only as of the date on which it is made, and, except to the extent required by federal securities laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

We caution you not to place undue reliance on our forward-looking statements. You should carefully read this entire prospectus and the documents incorporated by reference into this prospectus, particularly the section entitled “Risk Factors.”

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus or in materials incorporated by reference into this prospectus. However, this summary is not complete and does not contain all of the information you should consider before investing in our common stock, and it is qualified in its entirety by the more detailed information included in, or incorporated by reference into, this prospectus.

Unless otherwise indicated, each reference to a year means our fiscal year, which ends on September 30.

Our Company

Sevcon, Inc., or the “Company,” is a global supplier of control and power solutions for zero-emission, electric and hybrid vehicles. Our products control on- and off-road vehicle speed and movement, integrate specialized functions, optimize energy consumption and help reduce air pollution. Our recently acquired Bassi Division produces battery chargers for electric vehicles, power management and uninterrupted power source (UPS) systems for industrial, medical and telecom applications, and electronic instrumentation for battery laboratories. We supply customers from our operations in the United States, United Kingdom, France, Germany, Italy, China and the Asia Pacific region, as well as through an international dealer network. We believe we are one of the largest independent suppliers of controls for electrically powered and hybrid vehicles.

We are a leader in the worldwide trend that we call “electrification” — the change from an internal combustion or hydraulically powered system to an electrically engineered solution. In 2015, the industry saw acceleration in the demand for electrification, and we saw a substantial increase in our project pipeline associated with electrification. In September 2015, we released the first of our new GEN5 products. GEN5 comprises a set of breakthrough core components that we standardize across our product range allowing the cost-effective development of a wide variety of products and solutions for on-road and industrial electrification. These core components set new standards of reliability, flexibility and security, allowing customers to easily adapt and customize them to their specific applications.

Corporate Information

We are a Delaware corporation organized in 1987 to carry on the electronic controls business previously conducted by Tech/Ops, Inc. since 1951. Our headquarters are located at 155 Northboro Road, Southborough, Massachusetts 01772, where our telephone number is (508) 281-5510. “Sevcon” is a registered service mark that we own. Our website is www.sevcon.com. Information contained on, or accessible through, our website is not part of this prospectus, and such content is not incorporated by reference herein.

The Offering

Common stock outstanding as of August 23, 2016 (1)	5,343,255
Common stock offered by selling stockholders:
Currently issued and outstanding	1,124,000
Issuable upon exercise of warrants	562,000
Total	1,686,000

Common stock outstanding assuming all warrants are exercised(1)	5,905,255
Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders.
NASDAQ Symbol	Shares of our common stock are listed on the NASDAQ Capital Market under the symbol “SEV.”
Risk Factors	See the section of this prospectus entitled "Risk Factors" and the risk factors set forth in our most recent quarterly report on Form 10-Q and annual report on Form 10-K. You should carefully read and consider these risk factors together with all of the other information included in or incorporated by reference into this prospectus before you decide to purchase shares of our common stock.

(1)	Does not include 448,816 shares issuable upon conversion of outstanding shares of Series A Convertible Preferred Stock or 252,304 shares issuable upon exercise of stock options granted under the Company’s 1996 Equity incentive Plan.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained or incorporated by reference into this prospectus, including the other risks and information contained in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and any risks described in our other filings with the Securities and Exchange Commission before making a decision to invest in our common stock.

The risks described below and in the documents referred to in the preceding sentence are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Certain Risks Related to our Business

Capital markets are cyclical and weakness in the United States and international economies may harm our business.

Our traditional customers are mainly manufacturers of capital goods such as fork lift trucks, aerial lifts and railway signaling equipment. These markets are cyclical and depend heavily on worldwide transportation, shipping and other economic activity. They experienced a significant decline in demand during the recent global recession. Further, as our business has expanded globally, we have become increasingly subject to the risks arising from adverse changes in global economic conditions. Market conditions fluctuate and there is considerable economic instability, particularly in the Eurozone. As a result, current or potential customers may be unable to fund purchases or manufacturing of products, which could cause them to delay, decrease or cancel purchases of our products or not to pay us, or to delay paying for previously purchased products. In addition, continuing instability in the European credit markets may cause us to lose our current overdraft facilities and be unable otherwise to obtain financing for operations as needed.

Demand for on-road electric vehicles incorporating our products may not materialize.

We are increasingly involved in developing products for the on-road electric vehicle market. We have relationships with several customers that incorporate our products into their hybrid or pure electric products. Our competitors and others are also developing products for other entrants in the EV market, with similar and competing technologies. If our customers’ products or technology are not successful commercially, or if worldwide demand for hybrid or pure electric vehicles fails to grow as much as we hope, we may not realize the anticipated demand for our products in the on-road market, which may have a material adverse effect on our results of operations.

We rely on a small number of key customers for a substantial portion of our revenues.

Ten customers accounted for 42% of our revenues in the first six months of 2016 and the largest customer accounted for 7% of revenues. Although we have had business relationships with some of these customers for many years, our relationships with on-road EV customers are newer and, in any event, there are no long-term contractual supply agreements in place with any customer. Accordingly our performance could be adversely affected by the loss of one or more of these key customers.

The Bassi business we acquired may not generate the revenue and earnings we anticipate and may otherwise adversely affect our business.

Our acquisition of Bassi S.r.l. was a significant transaction for us. If we fail to successfully integrate and manage its business, or if the acquisition does not further our business strategy as we expect, our operating results will be adversely affected. Among the risks are the following:

  the number of customers for Bassi products may not grow as predicted and demand for chargers may fall short of forecasts;
  there may be unanticipated difficulties in operating the acquired business, whether due to technological issues, the potential incompatibility of business cultures, or otherwise;
  we may have difficulty entering new markets where we have limited or no prior experience or where competitors may have stronger market positions;
  we may not be able to combine the two companies’ product lines as effectively as we anticipate, and the market for the combined products may not be as great as we believe;
  there are risks inherent in Bassi’s sole source manufacturing that may hinder us from producing as much Bassi product as we anticipate;
  our management resources may be inadequate, or there may be other barriers, to successfully integrate the two companies’ operations and establish suitable financial controls; and
  we may incur unanticipated legal or financial liabilities with the acquired business.

We have substantial sales and operations outside the United States that could be adversely affected by changes in international markets.

A significant portion of our operations is located, and a significant portion of our business comes from, outside the United States. Accordingly, our performance could be adversely affected by economic downturns in Europe or the Far East as well as in the United States. A consequence of significant international business is that a large percentage of our revenues and expenses are denominated in foreign currencies that fluctuate in value versus the U.S. Dollar. Significant fluctuations in foreign exchange rates can and do have a material impact on our financial results, which are reported in U.S. Dollars. Other risks associated with international business include: changing regulatory practices and tariffs; staffing and managing international operations, including complying with local employment laws; longer collection cycles in certain areas; and changes in tax and other laws.

The continuing debt crisis in the Eurozone may have a material adverse effect on our business and operating results, which could adversely affect our stock price.

There continues to be significant uncertainty about the stability of global credit and financial markets in light of the continuing debt crisis in certain European countries. A default or a further withdrawal from the Eurozone by any of the countries involved, or the uncertainty alone, could cause the value of the Euro to deteriorate further. This, or a change to a local currency, would reduce the purchasing power of affected European customers. We are unable to predict the likelihood of any of these events but, if any occurs, our business, financial position and results of operations could be materially and adversely affected.

Risk relating to the referendum on the United Kingdom’s membership in the European Union.

The announcement of the referendum on the United Kingdom’s (or the U.K.) membership in the European Union (E.U.) (referred to as Brexit), advising for the exit of the United Kingdom from the European Union, has caused and could continue to cause disruptions to and have an adverse effect on our business, financial results and operations. Any agreements the U.K. makes to retain access to E.U. markets could potentially disrupt the markets we serve and the tax jurisdictions in which we operate and adversely change tax benefits or liabilities in these or other jurisdictions, and may cause us to lose customers, suppliers, and employees. In addition, Brexit could lead to legal uncertainty and potentially divergent national laws and regulations that could, at a minimum, increase our costs.

The announcement of Brexit caused significant volatility in global stock markets and currency exchange rate fluctuations that resulted in the strengthening of the U.S. dollar against foreign currencies in which we conduct business. The strengthening of the U.S. dollar relative to other currencies has and may continue to adversely affect our results of operations, in a number of ways, including:

  Our international sales are denominated in both the U.S. dollar and currencies other than U.S. dollars. Fluctuations of currency exchange rates may expose us to gains and losses on non U.S. currency transactions and a potential devaluation of the local currencies of our customers relative to the U.S. dollar may impair the purchasing power of our customers and could cause customers to decrease or cancel orders or default on payment; and
  We translate sales and other results denominated in foreign currency into U.S. dollars for our financial statements. During periods of a strengthening dollar, our reported international sales and earnings could be reduced because foreign currencies may translate into fewer U.S. dollars.

The announcement of Brexit has also and may continue to create global economic uncertainty, which may cause our customers to closely monitor their costs and reduce their spending budget on our products and services.

Any of these effects of Brexit, among others, could materially adversely affect our business, business opportunities, results of operations, financial condition and cash flows.

Program development timescales are long and can be cancelled.

In certain markets in which we operate, and in particular in our new market sectors, non-recurring engineering development programs may take several years to complete and programs can be cancelled by the customer at short notice. Cancellation of an engineering development program would potentially result in our not being able to sell the expected products.

Production readiness is outside our control.

In some new markets, our customer is responsible for ensuring that all of the components of their vehicle, working in unison, comply with local governmental regulations in order to achieve the necessary certification to proceed to volume production. Even though our product performs to specification in all respects, the customer’s vehicle may fail to satisfy overall the local governmental regulations due to the failure of one or more components supplied by other suppliers, resulting in a project not proceeding to volume production.

Our commitment to make defined benefit pension contributions could adversely impact our financial position.

It is estimated that we will make contributions to our frozen U.K. and U.S. defined benefit pension plans of approximately $626,000 in 2016 and at a similar level in subsequent years. Should we suffer a material reduction in revenues, this commitment could adversely impact our financial position.

Single source materials and sub-contractors may not meet our needs.

We rely on single, or a small number of, suppliers and sub-contractors for our requirements for most components, sub-assemblies and finished products. In the event that such suppliers and sub-contractors are unable or unwilling to continue supplying us, or to meet our cost and quality targets or needs for timely delivery, there is no certainty that we would be able to establish alternative sources of supply in time to meet customer demand.

Damage to our or our sub-contractors’ buildings would hurt results.

In the electronic controls segment, the majority of our finished product is produced in three separate plants in Poland, Mexico and China that are owned by sub-contractors. The capacitor business is located in a single plant in Wales. In the event that any of these plants was to be damaged or destroyed, there is no certainty that we would be able to establish alternative facilities in time to meet customer demand. We carry property damage and business interruption insurance, but this may not cover certain lost business due to the long-term nature of the relationships with many customers.

Management judgment in assessing inventory and warranty reserves may be less than required.

Management uses its judgment and market information to assess levels of reserve required in certain areas including inventory and warranty. If actual future demand or market conditions are less favorable than those projected by management, or if product designs change more quickly than forecast, additional inventory reserves may be required. Should actual product failure rates and repair or replacement costs differ from management estimates, revisions to the estimated warranty reserve may be required and our results may be materially adversely affected.

Failure to comply with financial covenants in our loan agreement could adversely affect us.

We have a credit facility with Banca Monte dei Paschi di Siena S.p.A (the “Bank”), under which we initially drew down €14,000,000 (approximately $15,448,000 at July 2, 2016). While the credit facility is outstanding, we must maintain a leverage ratio, defined as the ratio of consolidated indebtedness of the Company together with its subsidiaries, minus cash and marketable securities, to EBITDA, with certain adjustments, of the Company and its subsidiaries, measured on a fiscal year-end basis, of not greater than 3.5:1.00 through September 30, 2017, and thereafter not greater than 3.0:1.00. Breach of this covenant would constitute an event of default, after which the interest rate would be increased and the Bank could elect a number of remedies, including but not limited to declaring all obligations (including principal, interest and expenses) immediately due and payable, that would have a material adverse impact on our ability to continue operation.

Product defects may result in product recall

In the event that we discover a product defect that impacts the safety or operation of our products, a product recall may be necessary that could involve us in a substantial unanticipated expense significantly in excess of any reserve that had been made.

Product liability claims may have a material adverse effect.

Our products are technically complex and are installed and used by third parties. Defects in their design, installation, use or manufacturing may result in product liability claims against us. Such claims may result in significant damage awards, and the cost of any such litigation could be material.

The loss of government support may adversely affect our Chinese joint venture

We have a joint venture to market product in China. The Chinese market is volatile and is susceptible to additional volatility based on the promotion or absence of government support. Should the Chinese government change its support for environmental improvement, it may adversely affect the sales of hybrid and pure electric vehicles and our ability to grow as quickly as we envisage.

Businesses we acquire may not generate the revenue and earnings we anticipate and may otherwise adversely affect our operations and financial condition.

We recently made a significant acquisition of a new business, and we regularly consider supplementing our growth by acquiring other businesses. If we do that, but we fail to successfully integrate and manage the businesses we acquire, or if an acquisition does not further our business strategy as we expected, our operating results and financial condition may be materially adversely affected. Business combinations also involve a number of risks and uncertainties that can have an adverse impact, including that:

  the costs of acquiring and integrating another business may be materially greater than we anticipate;
  managing an acquired company’s technologies or lines of business or entering new markets where we have limited or no prior experience or where competitors may have stronger market positions may be more difficult than we anticipate;
  we may fail to achieve the expected return on our investments, which could adversely affect our business or operating results and potentially cause impairment to assets that we recorded as a part of an acquisition, including intangible assets and goodwill;
  the attention of our management and employees may be diverted;
  we may not be able to retain key personnel of an acquired business;
  we may assume unanticipated legal or financial liabilities;
  we may suffer significant increases in our interest expense, leverage and debt service requirements if we incur additional debt to pay for an acquisition; and
  our existing stockholders may be diluted and earnings per share may decrease if we were to issue a significant amount of equity securities in connection with an acquisition.

Certain Risks Related to the Ownership of our Common Stock and Trading

Our share price has been volatile and may be influenced by numerous factors, some of which are beyond our control.

The market prices for shares of our common stock have been volatile over the years, subject to wide fluctuations in response to various factors, some of which are beyond our control. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

If we continue to fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors’ views of us.

We are required to establish and maintain adequate internal control over financial reporting, which are processes designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. We are also required to comply with Section 404 of the Sarbanes-Oxley Act of 2002, which requires public companies to conduct an annual review and evaluation of their internal control over financial reporting and to obtain attestations of the effectiveness of internal controls by independent auditors. However, as a “smaller reporting company,” we are not required to obtain an auditor attestation. If we cannot favorably assess the effectiveness of our internal control over financial reporting in the future, or if we require an attestation report from our independent registered public accounting firm and that firm is unable to provide an unqualified attestation report on the effectiveness of our internal controls over financial reporting, investor confidence and, in turn, our stock price could be materially adversely affected.

As discussed in our Quarterly Reports on Form 10-Q during 2016, we had certain material weaknesses in our internal control over financial reporting and disclosure controls and procedures. Our management team and Board of Directors will need to devote significant efforts to remedy those weaknesses and to maintain adequate and effective internal control over financial reporting, as well as disclosure controls and procedures, which may include hiring additional financial reporting and other finance and accounting staff. We may identify additional material weaknesses in the future. If material weaknesses or deficiencies in our internal controls exist and go undetected or unremedied, our financial statements could contain material misstatements that, when discovered in the future, could cause us to fail to meet our future reporting obligations and cause the price of our common stock to decline.

If we issue additional shares of our capital stock in the future, our existing stockholders will be diluted.

Our Amended and Restated Articles of Incorporation authorizes the issuance of up to 20,000,000 shares of our common stock and up to 1,000,000 shares of preferred stock with the terms, limitations, voting rights, relative rights and preferences and variations of each series that our Board of Directors may determine from time to time. Possible business and financial uses for our authorized capital stock include, without limitation, equity financing, such as the offering described in this prospectus, future stock splits, acquiring other companies, businesses or products in exchange for shares of our capital stock, attracting and retaining employees by the issuance of additional securities under our equity compensation plan, and other transactions and corporate purposes that our Board of Directors deems are in our interests. Issuances of shares of our capital stock could have the effect of delaying or preventing changes in control or our management. Any future issuances of shares of our capital stock may not be made on favorable terms or at all, they may have rights, preferences and privileges that are superior to those of our common stock, and may have an adverse effect on our business or the trading price of our common stock. The issuance of any additional shares of our common stock will reduce the book value per share and may contribute to a reduction in the market price of the outstanding shares of our common stock. Additionally, any such issuance will reduce the proportionate ownership and voting power of all of our current stockholders.

There may be substantial sales of our common stock under this prospectus relating to our 2016 Private Placement, which could cause our stock price to drop.

We agreed with the investors in the July 2016 private placement (the “2016 Private Placement”) to file this registration statement with the SEC with respect to the resale of all of our common stock, as well as shares of common stock issuable upon the exercise of warrants, purchased by investors. The registration statement includes a total of 1,686,000 shares of our common stock. There are currently no agreements or understandings in place with these selling stockholders to restrict their sale of those shares after the effective date of this registration statement. Sales of a substantial number of shares of our common stock by the selling stockholders at such time could cause the market price of our common stock to drop and could impair our ability to raise capital in the future by selling additional securities.

We may not realize the cash proceeds from the exercise of our warrants as planned, because some of our warrants can be exercised on a “cashless” basis if the shares are not timely registered, depriving us of funds for business growth.

Holders of some of our warrants may be able to exercise the warrants on a so-called “cashless” basis, if a registration statement covering the issuance or resale of the warrant shares is not available for the issuance or resale of such shares. Accordingly, we may not realize all the cash proceeds from the exercise of the warrants as planned, which will deprive us of funds needed to operate and grow our business.

If we do not timely comply with the SEC registration timelines, we may be liable to the investors in the 2016 Private Placement for liquidated damages.

We agreed pursuant to the terms of our registration rights agreement with the investors in the 2016 Private Placement, to (i) file this registration statement with the SEC within sixty (60) days after the closing date, (ii) use commercially reasonable efforts to have the registration statement declared effective by the SEC as soon as possible after the initial filing, and in any event no later than ninety (90) days after the closing date (or 120 days in the event of a full review of the registration statement by the SEC); and (iii) keep the registration statement effective, subject to certain exceptions, until all registrable securities may be sold pursuant to Rule 144 under the Securities Act of 1933, without the need for current public information or other restriction. If we are unable to comply with any of the above covenants, we will be required to pay liquidated damages to the investors in the amount of 1% of the investors’ purchase price per month until such non-compliance is cured, with such liquidated damages payable in cash. These damages may be substantial in the event we encounter significant problems registering our stock on behalf of the investors and maintaining the effectiveness of such registration.

Issuances or sales of substantial amounts of our common stock in the public markets, or the perception that additional issuances or sales of our common stock might occur, could reduce the price of our common stock.

Any future issuances or sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that these issuances or sales could occur, could adversely affect our stock price and may make it more difficult for an investor to sell common stock at a time and price that such investor deems appropriate. All of the shares of common stock sold in this offering will be freely tradable and transferable without restrictions or further registration under the Securities Act of 1933, as amended (the “Securities Act”), except for any shares held by any “affiliate” of ours, as that term is defined in Rule 144 under the Securities Act.

Insiders and principal stockholders will continue to have substantial control over us after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

Our directors, executive officers and each of our stockholders who owns greater than 5% of our outstanding common stock and their affiliates, in the aggregate, will continue to beneficially own a majority of the outstanding shares of our common stock immediately after this offering (assuming all shares offered hereby are sold and excluding any shares that any of such persons may acquire in the offering). As a result, these stockholders will be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately adversely affect the market price of our common stock.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider to be in its interests, including attempts that might result in a premium over the market price for the shares held by our stockholders. These provide, among other things:

  the ability of our Board of Directors to issue one or more series of preferred stock with voting or other rights or preferences that could have the effect of impeding the success of an attempt to acquire us or otherwise effect a change of control;
  the requirement in our Amended and Restated Certificate of Incorporation that the holders of at least 80% of our outstanding shares approve any business combination with a person or entity that is the beneficial owner of 5% or more of our outstanding shares;
  advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at stockholder meetings; and
  certain limitations on convening special stockholder meetings and the prohibition of stockholder action by written consent.

These anti-takeover provisions, including those noted above, could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares.

The elimination of personal liability of our directors under Delaware law and the existence of indemnification rights held by our directors and officers may result in substantial expenses.

Our Amended and Restated Certificate of Incorporation eliminates to the furthest extent permitted under Delaware law the personal liability of our directors to us and our stockholders for damages as a result of any breach of their fiduciary duty as directors. Further, our Bylaws provide that we are obligated to indemnify, subject to certain exceptions, each of our directors and officers to the fullest extent authorized by Delaware law and, subject to certain conditions, to advance the expenses incurred by any director or officer in defending any action, suit or proceeding brought against him in his capacity as such before its final disposition. Those indemnification obligations could expose us to substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to afford. Further, those provisions and resulting costs may discourage us or our stockholders from bringing a lawsuit against any of our current or former directors or officers for such damages, even if such actions might otherwise benefit our stockholders.

We do not intend to pay cash dividends on our capital stock in the foreseeable future.

We have not declared or paid any cash dividends on our common stock since 2008 and do not anticipate paying any dividends in the foreseeable future. We currently intend to retain all future earnings to fund the development and growth of our business. Any future payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that the Board of Directors deems relevant. Our stockholders should not expect that we will ever pay cash or other dividends on our outstanding capital stock.

We are a smaller reporting company, and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

We are currently a “smaller reporting company,” meaning that we have a public float of less than $75 million. As long as we are considered a smaller reporting company, we are permitted to provide simplified executive compensation and other disclosures in our SEC filings, we will be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that an independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting, and our disclosure obligations in SEC filings will be limited in certain other respects, including, among other things, that we are only required to provide two years of audited financial statements in annual reports. Such limited disclosures in our SEC filings due to our status as a smaller reporting company may make it harder for investors to analyze our results of operations and financial prospects.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders. We would, however, receive proceeds upon the exercise of the warrants held by the selling stockholders which, if such warrants are exercised in full (and assuming no “cashless” exercise features are utilized), would be approximately $5,620,000. Proceeds, if any, received from the exercise of such warrants will be used to help fund the growing number of Engineering Services projects and for general corporate purposes. No assurances can be given that any such warrants will be exercised.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is listed on the NASDAQ Capital Market under the symbol “SEV.” On August 23, 2016, there were 125 record holders of our common stock. This number does not include the number of persons or entities that hold stock in nominee or street name through various brokerage firms, banks and other nominees. On August 23, 2016, the last closing sale price reported on NASDAQ for our common stock was $10.22 per share.

The following table sets forth the high and low sale prices of our common stock on NASDAQ since the beginning of 2014:

	Price Range
	High	Low
2014
First Quarter	$5.39	$4.33
Second Quarter	$14.85	$5.18
Third Quarter	$12.49	$8.06
Fourth Quarter	$9.00	$6.63
2015
First Quarter	$9.33	$6.53
Second Quarter	$8.79	$7.05
Third Quarter	$12.94	$6.74
Fourth Quarter	$11.32	$7.20
2016
First Quarter	$12.46	$8.42
Second Quarter	$11.08	$8.69
Third Quarter	$12.00	$8.55
Fourth Quarter (through August 23, 2016)	$10.70	$7.69

Selling Stockholders

On July 8, 2016, we completed the 2016 Private Placement pursuant to a Securities Purchase Agreement dated as of July 6, 2016, in which we sold 1,124,000 units, each consisting of one share of our common stock and 0.5 of a warrant to purchase one share of our common stock, to certain institutional and accredited investors at a price of $9.12 per unit for total gross proceeds of $10,250,880. The warrants have an exercise price of $10.00 per share, subject to adjustment, and will be exercisable for a period of five years from the date of issuance. We intend to use the proceeds from the private placement to help fund the growing number of Engineering Services projects and for general corporate purposes.

The common stock issued in the 2016 Private Placement and the common stock issuable upon exercise of the warrants have not been registered under the Securities Act. Accordingly, the securities may not be offered or resold in the United States absent registration or an applicable exemption from registration. We are filing the registration statement on Form S-1 of which this prospectus is a part pursuant to a Registration Rights Agreement entered into with the purchasers in the 2016 Private Placement, who are the selling stockholders listed below.

Except as noted below and elsewhere in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us.

The term “selling stockholders” also includes any pledgees, donees, transferees or other successors in interest to the selling stockholders named in the table below. Unless otherwise indicated, to our knowledge, each person named in the table below has voting power and investment power (subject to applicable community property laws) with respect to the shares of common stock set forth opposite such person’s name.

Beneficial ownership is determined under the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options, convertible preferred stock, and any other derivative securities to acquire common stock held by that person that are currently exercisable or convertible within 60 days after the date of this prospectus. The shares issuable under any such securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

Name of Beneficial Owner	Number of Shares Beneficially Owned Prior to the Offering(1)		Percent	Maximum Number Offered by Selling Stockholder(1)	Number of Shares Beneficially Owned After Completion of Offering(2)		Percent

Meson Capital LP	198,868	(3)(4)	3.7%	82,500	116,368	(3)	2.0%
Meson Constructive Capital LP	921,000	(3)	16.3%	921,000	—	(3)	*
Teton Westwood Mighty MitesSM Fund	37,500		*	37,500	—		*
The Gabelli Small Cap Growth Fund	210,000		3.9%	210,000	—		*
Bassi Holding S.r.l(5)	665,000		12.4%	165,000	500,000		8.5%
Dolphin Offshore Partners, LP	150,000		2.8%	150,000	—		*
Brio Capital Master Fund Ltd.	64,500		1.2%	64,500	—		*
John C. Lipman	8,331		*	8,331	—		*
William F. Hartfiel III	8,223		*	8,223	—		*
Kevin Harris	8,223		*	8,223	—		*
David Wambeke	8,223		*	8,223	—		*
MAZ Partners LP	22,500	(6)	*	22,500	—	(6)	*

*	Less than 1%
(1)	Includes shares issuable upon exercise of warrants sold in the 2016 Private Placement.
(2)	Assumes the exercise of all warrants and the sale of all shares offered hereby.
(3)	Does not include 11,600 outstanding shares of common stock and 1,014 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock (0.2%) that are beneficially owned personally by Ryan J. Morris, a director of the Company since 2013 and currently Executive Chairman, who is the Managing Member of the general partner and investment adviser to Meson Capital LP and Meson Constructive Capital LP.
(4)	Also includes 23,097 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock.
(5)	Bassi Holding S.r.l. is party to a Quota Sale and Purchase Agreement with the Company dated January 26, 2016. Andrea Bassi, a partner of Bassi Holding S.r.l., is General Manager of the Company’s Bassi S.r.l. subsidiary.
(6)	Does not include 15,079 outstanding shares of common stock and 1,614 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock (0.3%) that are beneficially owned personally by Walter M. Schenker, a director of the Company since 2013, who is Principal of the general partner of MAZ Partners LP.

Plan OF Distribution

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus or under an amendment to this prospectus under SEC Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts relating to their sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the shares may be sold without restriction by the holders thereof pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus have been passed upon for us by Locke Lord LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule of Sevcon, Inc. as of September 30, 2015 and 2014 and for each of the years in the two-year period ended September 30, 2015 incorporated in this Prospectus by reference from the Sevcon, Inc. Annual Report on Form 10-K for the year ended September 30, 2015 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of Bassi Unipersonale S.r.l. as of December 31, 2015 and 2014 and for the years ended December 31, 2015 and 2014 incorporated in this Prospectus by reference from the Sevcon, Inc. Current Report on Form 8-K/A dated April 15, 2016 have been audited by BDO Italia S.p.A, a registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 pursuant to the Securities Act, covering the common stock and common stock that may be issued upon exercise of warrants being offered hereby. This prospectus, which constitutes part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement and the exhibits and schedules set forth therewith. For further information about us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed.

We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. We will also provide you with a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus or the registration statement of which it is a part upon written or oral request, and at no cost to you. If you would like to request any reports or documents from the company, please contact our Investor Relations Department at Sevcon, Inc., 155 Northboro Road, Southborough, Massachusetts 01772, (508) 281-5510 or at ir@sevcon.com.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents already on file with the SEC that contain that information. The information incorporated by reference is considered to be part of this prospectus. The following documents, which have been filed with the SEC pursuant to the Exchange Act, are incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2015, filed with the SEC on December 24, 2015, and amendment thereto on Form 10-K/A filed with the SEC on August 5, 2016;
•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on December 29, 2015;
•	our Quarterly Reports for the first three quarters of 2016, filed with the SEC on February 16, 2016, May 23, 2016, and August 12, 2016, respectively;
•	our Current Reports on Form 8-K, filed with the SEC on December 9, 2015, January 28, 2016, February 1, 2016, February 5, 2016, March 17, 2016, April 15, 2016, May 23, 2016, July 11, 2016, July 12, 2016, July 18, 2016 and August 4, 2016 (excluding any information furnished in such reports under Items 7.01 or 9.01); and
•	the description of our common stock, which is registered under Section 12(b) of the Securities Exchange Act, contained in our Registration Statement on Form 8-A (File No. 000-50052) filed with the SEC on September 30, 2008.

We are also incorporating by reference into this prospectus any additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the effective date of the registration statement and prior to the termination of the offering.

You may request copies of the documents incorporated by reference in this prospectus, at no cost, by writing or telephoning us at:

Sevcon, Inc.
155 Northboro Road

Southborough, Massachusetts 01772

(508) 281-5510
Attention: Investor Relations

You may also email us at ir@sevcon.com or visit ir.sevcon.com, where such incorporated reports and other documents may be accessed.

Any statement incorporated in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

PROSPECTUS

®

1,686,000 Shares of Common Stock